File No. 70-9863


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              AMENDMENT NO. 4

                                     TO

                                  FORM U-1

                         APPLICATION OR DECLARATION
                                   under
               The Public Utility Holding Company Act of 1935

                           PROGRESS ENERGY, INC.
                       CAROLINA POWER & LIGHT COMPANY
                         FLORIDA POWER CORPORATION
                            MONROE POWER COMPANY
                              CPL NEWCO, INC.
                   NORTH CAROLINA NATURAL GAS CORPORATION
                    PROGRESS ENERGY SERVICE COMPANY, LLC
                       PROGRESS ENERGY VENTURES, INC.
                         RICHMOND COUNTY POWER, LLC

                        411 Fayetteville Street Mall
                       Raleigh, North Carolina 27601

            (Name of company or companies filing this statement
               and addresses of principal executive offices)

                           PROGRESS ENERGY, INC.

 (Name of top registered holding company parent of each applicant or declarant)

                             William D. Johnson
          Executive Vice President, General Counsel and Secretary
                        411 Fayetteville Street Mall
                       Raleigh, North Carolina 27602

Larry M. Smith                              Thomas R. Sullivan
Vice President - Finance                    Treasurer
Progress Energy Ventures, Inc.              Carolina Power & Light Company
411 Fayetteville Street Mall                411 Fayetteville Street Mall
Raleigh, North Carolina 27602               Raleigh, North Carolina 27602

                 (Names and address of agents for service)

This Commission is requested to mail signed copies of all orders, notices and communications to:

Steven Carr, Esq.                        William S. Scherman, Esq.
Associate General Counsel                Paul Silverman, Esq.
Progress Energy Service Company, LLC     William Weeden
PEB 17B2                                 Skadden Arps Slate Meagher & Flom LLP
411 Fayetteville Street Mall             1440 New York Avenue, NW
Raleigh, North Carolina 27602            Washington, DC 20005
Phone:  919/546-4161                     Phone:  202/371-7877
Fax:  919/546-3805                       Fax:  202/393-5760



         Progress Energy, Inc., Carolina Power & Light Company, Florida Power Corporation, Monroe Power Company, CPL Newco, Inc., North Carolina Natural Gas Corporation, Progress Energy Service Company, LLC, Progress Energy Ventures, Inc., and Richmond County Power, LLC hereby amend their Application/Declaration on Form U-1 in File No. 70-9863 by withdrawing the Application/Declaration in its entirety.


                                 SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Application/Declaration to be signed on their behalf by the undersigned thereunto duly authorized.

Date:  October 4, 2001

                                    PROGRESS ENERGY, INC.


                                    By:  /s/ William D. Johnson
                                         ----------------------------
                                         William D. Johnson
                                         Executive Vice President, General
                                         Counsel and Secretary


                                    CAROLINA POWER & LIGHT COMPANY


                                    By:  /s/ Thomas R. Sullivan
                                         --------------------------
                                         Thomas R. Sullivan
                                         Treasurer


                                    CPL NEWCO, INC.


                                    By:  /s/ Joel Y. Kamya
                                         ---------------------
                                         Joel Y. Kamya
                                         President


                                    FLORIDA POWER CORPORATION


                                    By:  /s/ William D. Johnson
                                         ------------------------
                                         William D. Johnson
                                         General Counsel


                                    MONROE POWER COMPANY


                                    By:  /s/ Joel Y. Kamya
                                         ---------------------------
                                         Joel Y. Kamya
                                         Senior Vice President


                                    NORTH CAROLINA NATURAL GAS CORPORATION


                                    By:  /s/ William D. Johnson
                                         ------------------------------
                                         William D. Johnson
                                         Secretary


                                    PROGRESS ENERGY SERVICE COMPANY, LLC


                                    By:  /s/ William D. Johnson
                                         ---------------------------
                                         William D. Johnson
                                         General Counsel


                                    PROGRESS ENERGY VENTURES, INC.


                                    By:  /s/ Larry M. Smith
                                         ---------------------------
                                         Larry M. Smith
                                         Vice President- Finance


                                    RICHMOND COUNTY POWER, LLC


                                    By:  /s/ Joel Y. Kamya
                                         ----------------------------
                                         Joel Y. Kamya
                                         President